November 25, 2002


Board of Directors
Liquidmetal Technologies
100 North Tampa Street
Suite 3150
Tampa, Florida 33602

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Liquidmetal Technologies and subsidiaries for the periods ended June 30, 2002 and September 30, 2002 as indicated in our reports dated July 19, 2002 and October 14, 2002, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Sincerely,


/s/ Deloitte & Touche LLP